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                                                                     EXHIBIT 8.2



                                 June 17, 2002

Board of Directors
First Fidelity Bancorp, Inc.
3061 Edinger Avenue
Tustin, California 92780

Ladies and Gentlemen:

        This letter is in response to your request for our opinion with respect to the proposed merger (the "Holding Company Merger"), of First Fidelity Bancorp, Inc., a Delaware corporation ("Fidelity"), with and into HF Merger Corp., a Delaware corporation ("Merger Sub"), pursuant to the Agreement and Plan of Reorganization, dated March 19, 2002, and amended and restated on April 24, 2002 (as of March 19, 2002), among Hawthorne Financial Corporation, a Delaware corporation ("HFC"), Fidelity, Hawthorne Savings, F.S.B., a federally chartered savings bank and direct wholly owned subsidiary of HFC, First Fidelity Investment and Loan, a California chartered industrial loan company and wholly owned subsidiary of Fidelity, and Merger Sub (the "Agreement").

        Unless otherwise specified, the terms used herein are defined in the Registration Statement on Form S-4 (the "Registration Statement") initially filed by HFC with the Securities and Exchange Commission (the "SEC") on June 4, 2002 or the Agreement. For purposes of the opinions set forth below, we have relied, with the consent of HFC, Merger Sub and Fidelity, upon the accuracy and completeness of the factual statements and representations (which statements and representations we have neither investigated nor verified) contained in the letters, dated as of June 17, 2002, of HFC, Merger Sub and Fidelity, copies of which are attached hereto.

        This opinion letter, including the opinions contained herein, is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the American Bar Association Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord and herein, and this opinion letter should be read in conjunction with the Accord. Our opinions herein are limited to the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder (the "Subject Laws"). We express no opinion in this letter as to other federal laws and regulations or as to laws and regulations of other jurisdictions or as to factual or legal matters other than as set forth herein.

        In connection with the proposed Holding Company Merger, we understand and assume the following:

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        (a)    In accordance with the Delaware General Corporation Law ("DGCL"),
               Fidelity will merge with and into Merger Sub, and Merger Sub will be the surviving corporation;

        (b) Pursuant to the Holding Company Merger, all of the assets of Fidelity will by operation of law be transferred to Merger Sub, and Merger Sub will assume all of Fidelity's liabilities;

        (c) Each share of stock of Merger Sub issued and outstanding immediately prior to the Effective Time of the Holding Company Merger shall remain an issued and outstanding share of common stock of the surviving institution, and shall not be affected by the Holding Company Merger;

        (d) Each share of Fidelity Stock issued and outstanding immediately prior to the Effective Time of the Holding Company Merger (other than Dissenting Shares and Treasury Shares) shall be converted into the right to receive HFC Stock and/or cash in the amounts specified in the Agreement;

        (e) Any Treasury Shares outstanding shall be canceled and retired at the Effective Time of the Holding Company Merger and no consideration shall be issued in exchange therefor;

        (f) At the Effective Time, each holder of Fidelity Stock who otherwise would have been entitled to a fraction of a share of HFC Stock will receive in lieu thereof the right to receive cash (without interest) rounded to the nearest cent, equal to the product obtained by multiplying (a) the Final HFC Stock Price by
               (b) the fraction (calculated to the nearest ten-thousandth) of the share of HFC Stock to which such holder would otherwise be entitled;

        (g) Merger Sub will hold "substantially all" of Fidelity's properties within the meaning of Section 368(a)(2)(D) of the Code and the regulations promulgated thereunder and will continue to conduct the historic business of Fidelity or use a significant portion of Fidelity's historic business assets in a business within the meaning of Treasury Regulation Section 1.368-1(d); and

        (h) The Holding Company Merger will be consummated in compliance with the terms of the Agreement.

        In connection herewith, we have examined the Agreement, the Registration Statement (which contains the joint proxy statement/prospectus) and such other information as we have deemed relevant. As to questions of fact material to the opinions herein, we have relied upon representations of HFC and Fidelity, as set forth in letters certified by their respective officers. On the basis of the foregoing and subject to the conditions, qualifications and limitations set forth herein, we are of the opinion as of the date hereof that for federal income tax purposes:

        (a) The Holding Company Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Code;

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        (b)    Each of HFC, Merger Sub and Fidelity will be a "party to the reorganization" within the meaning of Section 368(b) of the Code; and

        (c) No gain or loss will be recognized by stockholders of Fidelity who exchange all of their Fidelity Stock for HFC Stock, except with respect to cash received for any fractional share interest in HFC Stock.

        This opinion does not relate to or purport to cover any matters other than the ones expressly stated herein. The opinion expressed herein is limited to the material consequences of the Holding Company Merger under current federal income tax law as of the date of this opinion letter. This opinion applies only to Fidelity stockholders who hold their Fidelity Stock as a capital asset within the meaning of Section 1221 of the Code. No opinion is expressed with respect to the federal income tax consequences of the Holding Company Merger to shareholders subject to special treatment under federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of Fidelity Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold Fidelity Stock as part of a "hedge," "straddle" or "conversion transaction"). In addition, no opinion is expressed with respect to the tax consequences of the Holding Company Merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to income tax. We assume no obligation to revise or supplement this opinion should the present federal income tax laws be changed by any legislation, judicial decisions, or otherwise.

        We hereby consent to the reference to us under the caption "Legal Matters" in the joint proxy statement/prospectus forming a part of the Registration Statement and to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,
                                        Elias, Matz, Tiernan & Herrick L.L.P.

                                        By:    /s/ Timothy B. Matz
                                               ---------------------------------
                                               Timothy B. Matz, a Partner